As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-186267

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

CARROLL BANCORP, INC.

(Exact name of registrant as specified in its charter)

__________________

Maryland	27-5463184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1321 Liberty Road

Sykesville, Maryland 21784

(Address of Principal Executive Offices, Zip Code)

__________________

Carroll Bancorp, Inc. 2011 Stock Option Plan

(Full title of the plan)

__________________

Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement

(Full title of the plan)

__________________

Mr. Russell J. Grimes
President and Chief Executive Officer
Carroll Bancorp, Inc.
1321 Liberty Road
Sykesville, Maryland 21784
(410) 795-1900
(Name, address and telephone
number of agent for service)

Copies to: Frank C. Bonaventure, Jr., Esquire
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
100 Light Street
Baltimore, Maryland 21202
(410) 862-1105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

Explanatory Note

Carroll Bancorp, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain shares of its common stock, par value $0.01 per share (the “Common Stock”), previously registered for issuance by the Registrant pursuant to its Form S-8 Registration Statement No. 333-186267, which was originally filed with the Securities and Exchange Commission on January 29, 2013 (the “2013 Form S-8”). A total of 46,728 shares of the Registrant’s Common Stock (the “Registered Shares”) were registered for issuance under the Registrant’s 2011 Stock Option Plan (the “Stock Option Plan”) and 2011 Recognition and Retention Plan and Trust Agreement (the “Recognition and Retention Plan” and together with the Stock Option Plan, the “Plans”), pursuant to the 2013 Form S-8, plus such additional number of shares of Common Stock as necessary to satisfy the anti-dilution provisions of the Plans pursuant to Rule 416(a) under the Securities Act of 1933, as amended.

The Registrant has issued 10,783 of the Registered Shares pursuant to restricted stock grants under the Recognition and Retention Plan. None of the Registered Shares have been issued pursuant to the Stock Option Plan. Of the Registered Shares, 35,945 shares of Common Stock have not been issued under the Plans.

The Registrant hereby removes and withdraws from registration the 35,945 shares of Common Stock (plus the number of additional shares of Common Stock registered as a result of the Registrant’s 20% stock dividend paid on May 1, 2015) registered for issuance pursuant to the 2013 Form S-8 that remain unissued.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sykesville, State of Maryland, on March 22, 2017.

CARROLL BANCORP, INC.
By:	/s/ Russell J. Grimes
Russell J. Grimes
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Russell J. Grimes	President, Chief Executive Officer and Director	March 22, 2017
Russell J. Grimes	(Principal Executive Officer)

/s/ Michael J. Gallina	Chief Financial Officer and Treasurer	March 22, 2017
Michael J. Gallina	(Principal Financial and Accounting Officer)

*
C. Todd Brown	Chairman of the Board	March 22, 2017

*
R. Wayne Barnes	Director	March 22, 2017

*
Gilbert L. Fleming	Director	March 22, 2017

*
Brian L. Haight	Vice-Chairman	March 22, 2017

*
Nancy L. Parker	Director	March 22, 2017

Barry J. Renbaum	Director	______________

*
Robin L. Weisse	Director	March 22, 2017

James G. Kohler	Director	______________

Leo A. Vondas	Director	______________

* As Attorney-in-fact

By: /s/ Russell J. Grimes

       Russell J. Grimes